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                                                                       EXHIBIT 3


                                     FORM OF
                  SENIOR CONVERTIBLE FLOATING RATE BRIDGE NOTE

        THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY ALSO IS SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF MAY 20, 1999, A COPY OF WHICH MAY BE OBTAINED FROM CARDIAC PATHWAYS CORPORATION.



No.                                                          $[Principal Amount]


                          CARDIAC PATHWAYS CORPORATION

                  SENIOR CONVERTIBLE FLOATING RATE BRIDGE NOTE

        Cardiac Pathways Corporation, a Delaware corporation (together with its successors and assigns the "Issuer"), for value received hereby promises to pay to ____________ (the "Holder") and its successors, transferees and assigns the principal sum of [Principal Amount] by wire transfer of immediately available funds to the Holder's account (the "Bank Account") at a bank in the United States specified on Schedule I hereto, as amended from time to time, on the Stated Maturity Date, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, quarterly in arrears, on August __, November __, February __ and May __ (unless such day is not a Business Day, in which event on the next succeeding Business Day) (each an "Interest Payment Date") of each year in which this Note remains outstanding, commencing with August __, 1999, on the unpaid principal sum hereof outstanding in like coin or currency, at the rates per annum set forth below, by wire transfer of immediately available funds to the Bank Account from the most recent Interest Payment Date to which interest has been paid on this Note until payment in full of the principal sum hereof has been made.



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        The interest rate shall be a floating rate per annum (the "Interest
Rate") equal to the sum of (i) the variable rate of interest announced by Silicon Valley Bank as its "prime rate" in effect from time to time plus (ii) 2.00%.

        Further, the Issuer shall pay interest on overdue principal at a rate per annum 5% above the rate borne by the Notes at the time the same became overdue (the "Overdue Rate"), and interest on overdue installments of interest, to the extent lawful, at the Overdue Rate, it being understood that the payment of interest on interest may result in the compounding of interest.

        The Issuer may, at its option and in its sole discretion, in lieu of the payment in whole or in part of interest in cash on this Note, on any Interest Payment Date, pay interest on this Note through the issuance of additional Notes ("Additional Securities"). Such Additional Securities shall be in an aggregate principal amount equal to the amount of interest that would be payable with respect to this Note on such Interest Payment Date (less any cash interest payments, if any) and such Additional Securities shall be identical to the Notes otherwise issued. Such Additional Securities shall be issued only in denominations of $1,000 and multiples thereof. Any interest due and payable in Additional Securities which cannot be paid in Notes because such Note would have a denomination less than $1,000 shall be paid in cash. Except as expressly provided herein, the term "Notes" shall include all Additional Securities that may be issued pursuant to this paragraph.

        Interest on this Note will be calculated on the basis of a 360 day year, based on the actual number of days elapsed.

        Notwithstanding anything herein to the contrary, the interest or any amount deemed to be interest payable by the Issuer with respect to this Note shall not exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are received by the Holder, such excess shall be considered payments in respect of the principal amount of this Note. All sums paid or agreed to be paid to the Holder for the use, forbearance or retention of the indebtedness of the Issuer to the Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal so that the interest on account of such indebtedness shall not exceed the maximum amount permitted by applicable law.

        This Note is one of a duly authorized issue of senior convertible floating rate bridge notes of the Issuer (the "Notes") referred to in the Securities Purchase Agreement dated as of May __, 1999 among the Issuer and the Purchasers listed on the signature pages thereto (the "Purchase Agreement"). The Notes are



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subject to the terms and conditions of the Purchase Agreement. The Notes are transferable and assignable to one or more purchasers (in denominations of $250,000 or any larger multiple of $100,000), in accordance with the limitations set forth in the Purchase Agreement. The Issuer agrees to issue from time to time replacement Notes in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance satisfactory to the Issuer, the Issuer also agrees to issue replacement Notes for Notes which have been lost, stolen, mutilated or destroyed.

        The Issuer shall keep at its principal office a register (the "Register") in which shall be entered the names and addresses of the registered holders of the Notes and particulars of the respective Notes held by them and of all transfers of such Notes. References to the "Holder" or "Holders" shall mean the Person listed in the Register as the payee of any Note unless the payee shall have presented such Note to the Issuer for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The ownership of the Notes shall be proven by the Register. For the purpose of paying interest and principal on the Notes, the Issuer shall be entitled to rely on the names and addresses in the Register and notwithstanding anything to the contrary contained in this Note, no Event of Default shall occur under Section 4(a) or 4(b) if payment of interest and principal is made in accordance with the names and addresses and particulars contained in the Register.

        SECTION 1. Certain Terms Defined. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. The following additional terms (except as otherwise expressly provided or unless the context otherwise clearly requires) for all purposes of this Note shall have the respective meanings specified below. All accounting terms used herein and not expressly defined shall have the meanings given to them in accordance with generally accepted accounting principles, and the term "generally accepted accounting principles" shall mean such accounting principles which are generally accepted as of the date hereof. The terms defined in this Section 1 include the plural as well as the singular.

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.



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        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in San Francisco and the City of New York are authorized by law to close.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock whether now outstanding or issued after the date of this Note, including, without limitation, all Common Stock and Preferred Stock.

        "Certificate of Designation" means the Certificate of Designation of the Issuer substantially in the form of Exhibit B to the Purchase Agreement, setting forth the terms of the Preferred Stock.

        "Commission" means the Securities and Exchange Commission.

        "Common Stock" means, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated) of such person's common stock, whether now outstanding or issued after the date of this Note, and includes, without limitation, all series and classes of such common stock.

        "Credit Agreement" shall have the meaning set forth in the Purchase Agreement.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer against fluctuations in currency values.

        "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
(iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee under capital leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person and (viii) to the extent not otherwise included, obligations under Currency Agreements and Interest Rate Agreements.

        "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap,



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equity or equity index option, bond option, interest rate option, foreign exchange transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

        "Event of Default" means any event or condition specified as such in
Section 4 which shall have continued for the period of time, if any, therein designated.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, to or under which the Issuer is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Note, the Issuer shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

        "Material Financial Obligation" means a principal or face amount of Debt and/or payment obligations in respect of any Derivative Obligations of the Issuer and/or one or more if to Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $250,000.

        "Permitted Lien" has the meaning set forth in the Credit Agreement.

        "Person" means an individual, a corporation, a partnership, limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Preferred Stock" means the Series B Convertible Preferred Stock of the Issuer as set forth in the Certificate of Designation.

        "Preferred Stock Purchase Agreement" means the Series B Convertible Preferred Stock Purchase Agreement dated as of May 20, 1999 among the Issuer and the purchasers listed therein.

        "Registration Rights" shall have the meaning set forth in the Purchase Agreement.



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        "Stated Maturity Date" means May 20, 2000.

        "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Transaction" means the purchase of up to $40 million aggregate preference amount of the Issuer's Series B Convertible Preferred Stock by the purchasers listed on the signature pages of the Preferred Stock Purchase Agreement.

        "Trade Payables" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by the Issuer or any Subsidiary of the Issuer in the ordinary course of business in connection with the obtaining of materials or services.

        "Warrants" means warrants exercisable for shares of Preferred Stock, substantially in the form of Exhibit C to the Purchase Agreement.

        SECTION 2. Payment of Principal and Interest. No provision of this Note shall alter or impair the obligations of the Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, times, and rate, and in the currency, herein prescribed.

        SECTION 3. Covenants. The Issuer will comply with the covenants set forth in Article 6 of the Purchase Agreement.

        SECTION 4. Events of Default and Remedies.

                (a) Event of Default Defined; Acceleration of Maturity; Waiver of Default. In case one or more of the following Events of Default (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

                (i) default in the payment of any interest (including the payment of interest in Additional Securities in lieu of a cash payment) upon any of the Notes as and when the same shall become due and payable; or



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                (ii) default in the payment of all or any part of the principal on any of the Notes as and when the same shall become due and payable, at maturity, upon any redemption, by declaration or otherwise; or

                (iii) failure on the part of the Issuer duly to observe or perform any other of the covenants or agreements on the part of the Issuer contained in the Notes or the Purchase Agreement for a period of 10 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that the Issuer remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Issuer by the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding; or

                (iv) the Issuer or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligation when due, giving effect to any applicable grace period;

                (v) a judgment or order (not covered by insurance) for the payment of money shall be rendered against the Issuer or any Subsidiary of the Issuer in excess of $250,000 individually or $250,000 in the aggregate for all such judgments or orders against all such Persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding and there shall be any period of 30 consecutive days following entry of the judgment or order in excess of $250,000 or the judgment or order which causes the aggregate amount described above to exceed $250,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                (vi) an involuntary case or other proceeding shall be commenced against the Issuer or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Issuer or any of its Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

                (vii) the Issuer or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other



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        similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or any of its Subsidiaries or for any substantial part of the property of the Issuer or any of its Subsidiaries, or the Issuer or any of its Subsidiaries shall make any general assignment for the benefit of creditors;

                (viii) any representation, warranty, certification or statement made by the Issuer in the Purchase Agreement or in any certificate, financial statement or other document delivered pursuant to the Purchase Agreement shall be inaccurate or incorrect in any material respect when made;

                (ix) any Lien created by any of the Collateral Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be subject to such Lien, subject to no prior or equal Lien (except Permitted Liens) or the Issuer or any Subsidiary shall so assert in writing;

                (x) Thomas M. Prescott shall cease to be chief executive officer of the Issuer;

                (xi) the shareholders of the Issuer shall fail to approve the Transaction by October 31, 1999;

                (xii) the shareholders of the Issuer shall, by affirmative vote at any time, fail to approve the Transaction;

                (xiii) Issuer shall have accepted a Higher Offer as defined in the Preferred Stock Purchase Agreement;

                (xiv) the Preferred Stock Purchase Agreement shall have been terminated for any other reason;

then, and in each and every such case (other than an Event of Default specified in Section 4(a)(vi) or 4(a)(vii) hereof), unless the principal of all of the Notes shall have already become due and payable, (x) the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuer (the "Acceleration Notice"), may declare the entire principal amount of the Notes and the interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable and (y) the Issuer shall issue to each Holder, Warrants exercisable for a number of



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shares of Preferred Stock that is calculated by dividing the aggregate principal amount of the Notes held by such Holder by the product of 10,000 and the average of the trading price of the Issuer's Common Stock, as reported on the Nasdaq National Market for the 10 Business Days immediately preceding the date of the Acceleration Notice. If an Event of Default specified in Section 4(a)(vi) or 4(a)(vii) occurs, the principal of and accrued interest on the Notes shall become and be immediately due and payable without any declaration or other act on the part of any Noteholder.

        The foregoing paragraph, however, is subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit in trust for the benefit of the Noteholders a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified in the Notes, to the date of such payment or deposit), and if any and all defaults and Events of Default under this Note, other than the non-payment of the principal of the Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein; then and in every such case, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer, may waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

                (b) Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        No delay or omission of the Holders to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by the Notes or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holders.



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                (c) Waiver of Past Defaults. Prior to the declaration of the acceleration of maturity of the Notes as provided in Section 4(a), the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, may on behalf of the Holders of all the Notes waive any past default or Event of Default hereunder and its consequences, except a default (A) in the payment of principal of or interest on any of the Notes or (B) in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each Note affected. In the case of any such waiver, the Issuer, and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

        Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Note; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

        SECTION 5. Ranking of Notes. The Issuer covenants and agrees to ensure that the obligations of the Issuer under the Bridge Securities constitute direct and unconditional general obligations of the Issuer ranking in priority of payment and as to security prior to all other secured and unsubordinated Debt of the Issuer.

        SECTION 6. Modification of Notes. The Notes may be modified without prior notice to any Holder but with the written consent of the Holders of a majority in principal amount of the Notes then outstanding. Subject to Section 4(a) and Section 4(c), the Holders of a majority in principal amount of the Notes then outstanding may waive compliance by the Issuer of any provision of the Notes without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (i) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the rate or extend the time for payment for interest on any Note, (iii) reduce the principal amount of or extend the fixed maturity of any Note or alter the redemption provisions with respect thereto or (iv) make any Note payable in money or property other than as stated in the Notes.

        The Required Purchasers have the right to convert the principal amount of all outstanding Notes into fully paid and nonassessable shares of Preferred Stock in accordance with the provisions set forth in Article 8 of the Purchase Agreement.

        SECTION 7. Miscellaneous. This Note shall be deemed to be a contract under the laws of the State of California, and for all purposes shall be construed in



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accordance with the laws of said State, except as may otherwise be required by mandatory provisions of law. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Holder of this Note by acceptance of this Note agrees to be bound by the provisions of this Note which are expressly binding on such Holder. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent or waiver as provided under the Notes, Notes which are owned by the Issuer or any Subsidiary or any other obligor on the Notes shall be disregarded and deemed not to be outstanding for the purpose of any such determination. The Section headings herein are for convenience only and shall not affect the construction hereof.



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        IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

Dated:

[Seal]                                  CARDIAC PATHWAYS CORPORATION



                                        By:
                                           -------------------------------------
                                           Chief Financial Officer



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